EXHIBIT 99.01
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[DSL.NET LOGO]              545 Long Wharf Drive, 5th floor, New Haven, CT 06511
                                           Tel: 1-877-DSL-NET1 Fax: 203-624-3612
                                            Email: info@dsl.net Web: WWW.DSL.NET



             DSL.NET NAMES KIRBY PICKLE AS CHIEF EXECUTIVE OFFICER

          -- NEW CEO BRINGS EXTENSIVE TELECOM LEADERSHIP EXPERIENCE --

NEW HAVEN, Conn., April 15, 2004 - DSL.net, Inc. (NASDAQ: DSLN), a leading nationwide provider of broadband communications services to businesses, today announced that its Board of Directors has named veteran telecommunications executive Kirby G. "Buddy" Pickle as DSL.net's new chief executive officer. Pickle's appointment commenced today.

Pickle, whose telecommunications experience spans more than 25 years and includes senior positions at Fortune 500 companies, startups and restructuring situations, will replace David F. Struwas, an original founder of DSL.net who had been CEO since November 1998. Struwas is resigning to allow him more time to focus on other opportunities in the technology sector. Pickle said he expects Struwas to remain as a special consultant to the CEO and the Company during a transitional period.

"Buddy Pickle brings a tremendous variety of telecommunications expertise that includes creating and integrating mergers and acquisitions, leading growth companies, leading network builds, building dynamic and successful sales and marketing organizations, and restructuring companies from financial, strategic and operational perspectives," said Struwas. "Buddy will be a welcomed addition to the DSL.net management team and we look forward to him leading the Company into its next stage of evolution."

Pickle comes to DSL.net having completed the financial restructuring of Velocita Corporation, where he served as president and chief executive officer. Pickle also is a former president and chief operating officer for business-to-business data and telecommunications providers Teligent and UUNet Technologies. In addition, Pickle was one of the original senior leaders at MFS Communications, prior to its sale to WorldCom. He also has held senior leadership positions at Sprint, as well as various sales, marketing and operations management posts at MCI and AT&T.

"I am very excited to be joining the DSL.net team," said Pickle. "Dave and the senior management team have built a very solid foundation over the last five years and I look forward to leading the Company's pursuit of strategic opportunities that exist within the voice and broadband markets."

In connection with Pickle's appointment, the Board of Directors granted the new CEO an inducement non-qualified stock option to purchase 10 million shares of DSL.net common stock at an exercise price equal to the closing price for the Company's common stock, as listed on Nasdaq, on April 14, 2004.

Under Struwas, DSL.net grew its annual revenue to more than $71 million in 2003, an increase of approximately 5,400% over a five-year period, and also made several acquisitions that extended the Company's network reach, as well as helped DSL.net transition from a pure data communications firm to a voice and data services provider.

ABOUT DSL.NET
DSL.net, Inc. is a leading nationwide provider of broadband communications services to businesses. The Company combines its own facilities, nationwide network infrastructure and Internet Service Provider (ISP) capabilities to provide high-speed Internet access, private network solutions and value-added services directly to small- and medium-sized businesses or larger enterprises looking to connect multiple locations. DSL.net product offerings include T-1, DS-3 and business-class DSL services, virtual private networks (VPNs), frame relay, Web hosting, DNS management, enhanced e-mail, online data backup and recovery services, firewalls and nationwide dial-up services, as well as integrated voice and data offerings in select markets. For more information, visit WWW.DSL.NET, e-mail INFO@DSL.NET, or call 1-877-DSL-NET1 (1-877-375-6381).

This press release may contain forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, to the extent it does, these forward-looking statements are subject to a variety of risks and uncertainties, many of which are beyond DSL.net's control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. Risks and uncertainties associated with DSL.net's business include, among other things, (i) DSL.net's failure to generate sufficient revenue, contain certain discretionary spending, achieve certain other business plan objectives, or obtain additional debt or equity financing, which could have a material adverse effect on DSL.net's results of operations or financial position, or cause it to restructure its operations to further reduce operating costs; (ii) risks associated with the possible removal of DSL.net's common stock from the Nasdaq SmallCap Market, which removal could adversely impact the pricing and trading of DSL.net's common stock; (iii) regulatory, legislative and judicial developments, which could adversely affect the way DSL.net operates its business; and (iv) DSL.net's ability to attract and retain qualified personnel necessary to enable it to execute its business plans. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. DSL.net undertakes no obligation, and disclaims any obligation, to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional information regarding these and other risks faced by DSL.net, see the disclosure contained under "Risk Factors" in DSL.net's Annual Report on Form 10-K for the year ended December 31, 2003, which has been filed with the Securities and Exchange Commission.

DSL.net is a trademark of DSL.net, Inc.

Contacts:    Media:                                            Investors:
             Joe Tomkowicz                                     Bob DeSantis
             203-782-3885                                      203-782-3267
             JTOMKOWICZ@DSL.NET                                INVESTORS@DSL.NET